As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-59672

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MERIX CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-1135197
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006
(Address of Principal Executive Offices) (Zip Code)

MERIX CORPORATION 1994 STOCK INCENTIVE PLAN, AS AMENDED SEPTEMBER 28, 2000
MERIX CORPORATION 2000 NONQUALIFIED STOCK OPTION PLAN
(Full title of the plan)

Daniel J. Weber
Vice President and Secretary
Merix Corporation
c/o Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
(314) 746-2205
(Name, address and telephone number,
including area code, of agent for service)

With a copy to:
R. Scott Cohen
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
(214) 746-7700
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-59672) (the “Registration Statement”) of Merix Corporation, an Oregon corporation (the “Company”), filed on April 27, 2001, and as amended by a post-effective amendment on August 17, 2007, pertaining to the registration of 425,000 and 2,000,000 shares, respectively, of common stock, no par value per share, of the Company, issuable under the Merix Corporation 1994 Stock Incentive Plan and the Merix Corporation 2000 Nonqualified Stock Option Plan.
     On February 16, 2010, the Company merged (the “Merger”) with and into Maple Acquisition Corp. (“Merger Sub”), an Oregon corporation and a wholly owned subsidiary of Viasystems Group, Inc. (“Group”), a Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 6, 2009, by and among Group, Merger Sub and the Company (the “Merger Agreement”), with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Group.
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, State of Missouri, on this 22nd day of February, 2010.

MERIX CORPORATION
By:	/s/ David M. Sindelar
David M. Sindelar
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 22, 2010	/s/ David M. Sindelar
David M. Sindelar
President, Chief Executive Officer and Director (principal executive officer)

Date: February 22, 2010	/s/ Gerald G. Sax
Gerald G. Sax
Treasurer, Chief Financial Officer and Director (principal financial and accounting officer)

2